Dear Strong Investor:

  As you know, the Board of Directors of the Strong U.S.
Treasury Money Fund ("Treasury Fund") recently approved a proposed merger of the Fund with the Strong Money Market Fund
("Money Fund"). The reasons for this proposal were explained in the proxy statement you recently received.

  Since that time, it has come to our attention that there is some confusion as to the potential tax consequences of owning shares in the Money Fund instead of the Treasury Fund. Specifically, one effect of owning shares in the Money Fund following the merger could be a reduction in the after-tax yield since interest earned by the U.S. government securities in the Treasury Fund is generally not subject to state income tax.

  A QUESTION OF AFTER-TAX YIELDS. Depending on what state you live in and on your tax bracket, the after-tax yield you may expect to earn with the Money Fund should generally be higher than that of the Treasury Fund. That is because the Money Fund has historically demonstrated the potential to provide a higher yield, which could make up for any additional amount you might pay in state taxes. For example, on July 15, 1996, the Treasury Fund's current yield was 4.11%. Below, you will see how this yield compares with the yield of the Money Fund:

     Treasury Fund's 7-Day Current Yield*:     4.11%

     Treasury Fund's yield recalculated for a
     hypothetical investor in a state with a
     10% state tax rate:                       4.57%

     Money Fund's 7-Day Current Yield*:        5.12%
                                               ----

  Please keep in mind that yields vary. But as you can see, the Treasury Fund's yield is currently lower than that of the Money Fund, even when it is recalculated to reflect that such yield is generally not subject to state income taxes.** For more information on the proposed merger, please refer to your proxy statement. As always, we urge you to consult with your tax advisor concerning the potential tax consequences of this proposed merger.

  PLEASE VOTE YOUR PROXY. Because our records indicate that you have not yet voted your proxy, we have enclosed a second proxy card for your convenience. We encourage you to vote as soon as possible. The shareholder meeting is scheduled for August 27, 1996 and the merger, if approved, will take place on August 30. If you have any questions regarding the proxy solicitation, please call 1-800-368-0930.

                                Sincerely,

                                /s/ John Dragisic

                                John Dragisic
                                President

* Yields are annualized as of 7-15-96. For the Treasury Fund, the Fund's advisor is currently waiving management fees of .40% and absorbing expenses of .38%. Without this waiver, the current yield would have been 3.33%. For the Money Fund, the Fund's advisor is currently waiving management fees of .05% and absorbing expenses of .34%. Otherwise, the Fund's current yield would have been 4.73%. Performance is historical and does not represent future results and yields may vary. An investment in the Funds is neither insured nor guaranteed by the U.S. government, and there can be no assurance that the Funds will be able to maintain a stable $1.00 share price.

**   Historically, there have been certain periods during which the after-tax yield of the Treasury Fund was higher than that of the Money Fund. This generally resulted from the advisor's waiver of management fees and absorption of expenses. The advisor does not intend to continue such waivers or absorptions in the future.